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Exhibit 10.9

FORM OF
TAX AGREEMENT
RELATING TO S CORPORATION DISTRIBUTIONS

        This Tax Agreement Relating to S Corporation Distributions (the "Agreement") is made effective as of                         , 2006, by and among Willdan Group, Inc., a Delaware corporation, successor to The Willdan Group of Companies, a California corporation (the "Company"), and all of the stockholders identified on the signature pages of this Agreement (collectively, the "Stockholders").

        A.    At all times since its formation in or about 1964 the Company elected to be taxed as an S Corporation under the Internal Revenue Code, as amended (the "Code"). At all times since about January 1, 2002, the Company has elected to be taxed as an S corporation under the laws of the State of California.

        B.    Willdan, a California corporation, American Homeland Solutions, a California corporation, MuniFinancial, a California corporation, Arroyo Geotechnical, a California corporation, and Public Agency Resources, a California corporation (collectively, the "Subsidiaries") are all subsidiaries of the Company. At all times since the acquisition or formation of each of the Subsidiaries of the Company, each subsidiary has elected to be taxed as a Qualified Subchapter S Subsidiary under the Code.

        C.    The Company's S corporation election and the Qualified Subchapter S Subsidiary election of each of the Subsidiaries will terminate upon the consummation of Willdan's proposed initial public offering of common stock due to various reasons, including an increase in the number of Stockholders at the time of the public offering beyond that permitted by the Code.

        D.    Pursuant to the election of the Company to be taxed as an S Corporation and the elections of the Subsidiaries to be taxed as Qualified Subchapter S Subsidiaries, the Stockholders, as well as holders of Company stock who have sold shares in prior years who are not signatories to this Agreement (collectively "Prior Stockholders"), have been paying federal and certain state and local income taxes as a result of the "pass-through" to them of the Company's and the Subsidiaries' taxable income, and the Stockholders will continue paying or accruing such tax liability for such time period as the Company remains an S Corporation and the Subsidiaries remain Qualified Subchapter S Subsidiaries. Stockholders and Prior Stockholders may be collectively referred to as the "Indemnified Stockholders."

        E.    The Company's and the Stockholders' intentions are to distribute a portion of the earnings of the Company to the Stockholders approximately equal to the Stockholders' unpaid federal, state and local income taxes arising from the pass-through to them of taxable income on the basis of the highest Federal and State tax bracket.

        F.     There is a concern that following the termination of the Company's S tax status that there will be no continuing basis for the Company to pass-through to the Stockholders a portion of its earnings in order to allow for the payment of income taxes, whether by reason of underpayments in past years or by reason of under-distribution for the final tax year (or partial years) of the Company's S status in the absence of an agreement to accommodate such additional distributions to Stockholders.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.     The Company hereby agrees, that to the extent (a) an assumed federal, state and local income tax liability computed using the highest combined federal, state and local income tax rates applicable to any Indemnified Stockholder with respect to such Indemnified Stockholder's share of the applicable items of income (which shall be determined using the same estimated percentage tax rate for each Indemnified Stockholder, irrespective of actual tax rates) as subsequently established in connection with the filing of the Company's tax return for any tax year prior to 2006, exceeds the amount of such Indemnified Stockholder's previous distributions, if any, made with respect to any such tax year, or (b) an assumed federal, state and local income tax liability computed using the highest combined federal, state and local income tax rates applicable to any Indemnified Stockholder with respect to such Indemnified Stockholder's share of the applicable items of income (which shall be determined using the same estimated percentage tax rate for each Indemnified Stockholder, irrespective of actual tax rates) as subsequently established in connection with the filing of the Company's tax return for the Company's anticipated short S Corporation tax year ended in 2006 upon the termination of the Company's S election, exceeds the amount of such Indemnified Stockholder's previous distributions, if any, made with respect to taxable income for the period from January 1, 2006 through the closing of the initial public offering of the Company's capital stock; then the Company will make a distribution equal to such difference to each Indemnified Stockholder; provided, however, that (x) no distributions made hereunder will exceed the Company's (and the Subsidiaries') combined "accumulated adjustments account" as defined in Code Section 1368(e)(1), and (y) each Stockholder will be entitled to equal distributions per share of capital stock owned by them, irrespective of their actual tax rates. Such payment shall be made whether or not such Indemnified Stockholder of the Company is a signatory of this Agreement. Any payment required pursuant to this Section 1 shall be made promptly by the Company, in cash, during a "post-termination transaction period" of the Company, as defined in Code Section 1377(b).

        2.     The Company hereby agrees to indemnify, defend and hold harmless each Indemnified Stockholder on an after-tax basis against additional federal, state or local income taxes, interest or penalties resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as S Corporation for taxable periods or portions thereof on or prior to the termination of the Company's S Corporation status. Such indemnification will also include any losses, costs or expenses (including reasonable attorneys' fees) arising out of a claim for such tax liability.

        3.     Each Stockholder will promptly notify the Company of any audit for any period for which any Stockholder believes that such Stockholder may be entitled to indemnity hereunder. The Company, at its option, will have the obligation to defend such audit, at its own expense, for such periods, utilizing advisors of the Company's choice, to the extent said audit involves issues arising from a matter subject to indemnification hereunder. Each of the Stockholders will cooperate fully with the Company in the defense of such audits and each Stockholder will have the right, but not the obligation, to participate in the same at such Stockholder's own expense. Failure by any Indemnified Stockholder to allow the Company to defend such audit in a timely manner, with respect to issues subject to indemnity hereunder, will terminate the Company's obligation hereunder to indemnify such Indemnified Stockholder, to the extent any such failure or delay prejudices the Company's ability to defend any such claim. Nothing hereunder will be construed to require the Company to defend or indemnify any Indemnified Stockholder with respect to issues raised by any governmental authority that are not related to the indemnification hereunder.

        4.     If a Stockholder reports an item on the Stockholder's income tax return in a manner inconsistent with the tax return of the Company, the Stockholder shall notify the Company of such treatment before filing the Stockholder's income tax return. If a Stockholder fails to report such inconsistent reporting, the Stockholder shall be liable to the Company for any expenses, including professionals' fees, tax, interest, penalties, or litigation costs, that may arise as a consequence of such inconsistent reporting, such as an audit by a taxing jurisdiction.

        5.     In the event all or part of any section or provision of this Agreement is for any reason held to be illegal or invalid, or is at any time inoperable by reason of any law, such illegality, invalidity, or inoperability will not affect the remainder hereof or any other section or provision of this Agreement.

        6.     This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

        7.     This Agreement is made under the laws of the State of California and will be governed by and construed in accordance with the laws of such state.

        8.     This Agreement may be amended or modified only by a written instrument executed by the party or parties to be bound by such change or modification. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.

        9.     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        IN WITNESS WHEREOF, the Company, the Subsidiaries and each Stockholder have executed this agreement effective as of the date first above written.

WILLDAN GROUP, INC.
By:

Name:

Its:

STOCKHOLDERS: [INSERT NAMES BELOW]

Name:

Name:

Name:

Name:

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  Exhibit 10.9
FORM OF TAX AGREEMENT RELATING TO S CORPORATION DISTRIBUTIONS